Exhibit 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Experts” in the Proxy Statement/Prospectus included in this pre-effective Amendment No. 1 to the Registration Statement (Form N-14, File No. 333-267450) of Barings BDC, Inc.

We also consent to the incorporation by reference of our report dated February 27, 2020, with respect to the consolidated financial statements of Barings BDC, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2021, into this pre-effective Amendment No. 1 to the Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina
October 19, 2022